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                                                                   Exhibit 99.15

                           FORM OF PURCHASE AGREEMENT

        Sierra Prime Income Fund, a closed-end management investment company (the "Fund"), and Sierra Fund Administration Corporation, a California Corporation ("Sierra Administration"), intending to be legally bound, hereby agree as follow:

        1. In order to provide the Fund with its initial capital, the Fund hereby sells to Sierra Administration and Sierra Administration hereby purchases shares of Class A Common Shares, with no par value per share, (the "Class A Common Shares") of the Fund as follows: 10,000 shares of the Class A Common Shares of Sierra Prime Income Fund at $10.00 per share. The Fund hereby acknowledges receipt from Sierra Administration of $100,000 in full payment for the Shares.

        2. Sierra Administration represents and warrants to the Fund that the Class A Common Shares are being acquired for investment and not with a view to distribution thereof and that Sierra Administration has no present intention to redeem or dispose of any of the Class A Common Shares.

        3. Sierra Administration hereby agrees that it will not redeem any of the Class A Common Shares prior to the time that the Fund has completed the amortization of its organizational expenses. In the event that the Fund liquidates before the deferred organizational expenses are fully amortized, then the Class A Common Shares shall bear their proportionate share of such unamortized organizational expenses.

        IN WITNESS WHEREOF, the parties have executed this agreement as of the __ day of February, 1996.

                                          SIERRA PRIME INCOME FUND

                                          By: _____________________________
                                              F. Brian Cerini
                                              Title: President

                                          SIERRA FUND ADMINISTRATION CORPORATION

                                          By: _____________________________
                                              Keith B. Pipes
                                              Title: Chief Financial Officer,
                                              Secretary and Treasurer